Exhibit 10.33

The United Stationers Inc.
Nonemployee Directors’ Deferred
Stock Compensation Plan

ARTICLE I

INTRODUCTION

I.1            Establishment. United Stationers, Inc. (the “Company”) hereby establishes the United Stationers Inc. Nonemployee Directors’ Deferred Stock Compensation Plan (the “Plan”) for those directors of the Company who are not employees of the Company or any of its subsidiaries or affiliates. The Plan allows Nonemployee Directors to defer the receipt of cash compensation and to receive such deferred compensation in the form of Shares of Common Stock of the Company.  It is intended that the provisions of the Plan conform to the requirements of section 409A of the Code (as defined below) and the Plan will be interpreted in all respects in accordance with such requirements.  Any references in the Plan to section 409A of the Code include references to applicable guidance issued thereunder.

I.2            Purpose. The Plan is intended to advance the interests of the Company and its Stockholders by providing a means to attract and retain qualified persons to serve as Nonemployee Directors and to promote ownership by Nonemployee Directors of a greater proprietary interest in the Company, thereby aligning such Directors’ interests more closely with the interests of Stockholders of the Company.

I.3            Effective Date. The Plan first became effective as of the date on which the Plan was adopted by the Board of Directors and was subsequently approved by a vote of the stockholders of the Company at the next following Annual Meeting.  This Plan is an amendment and restatement as of January 1, 2009 (“Effective Date”).

ARTICLE II

DEFINITIONS

II.1          “Annual Meeting” means the Annual Meeting of Stockholders of the Company.

II.2          “Board” means the Board of Directors of the Company.

II.3          “Code” means the Internal Revenue Code of 1986, as amended.

II.4          “Committee” means the Board or a committee appointed to administer the Plan under Article IV.

II.5          “Company” means United Stationers, Inc., a Delaware corporation, or any successor thereto.

Effective 12/16/2008

II.6          “Deferral Date” means the date Fees would otherwise have been paid to the Participant.

II.7          “Deferral Election” means a written election to defer Fees under the Plan.

II.8          “Director” means any individual who is a member of the Board.

II.9          “Fair Market Value” means the closing price for the Shares reported on a consolidated basis on the NASDAQ National Market on the relevant date or, if there were no sales on such date, the closing price on the nearest preceding date on which sales occurred.

II.10        “Fees” means all or part of any retainer or meeting fees payable in cash to a Nonemployee Director in his or her capacity as a Director. Fees shall not include any expenses paid directly or through reimbursement.

II.11        “Nonemployee Director” means a Director who is not, as of the date of an Annual Meeting, an employee of the Company or any of its subsidiaries or affiliates. For purposes of the Plan, an employee is an individual whose wages are subject to the withholding of federal income tax under section 3401 of the Code.

II.12        “Participant” means a Nonemployee Director who defers Fees under Article VI of the Plan.

II.13        “Secretary” means the Secretary or any Assistant Secretary of the Company.

II.14        “Shares” means shares of the Common Stock of the Company, par value $.10 per share.

II.15        “Stock Units” means the credits to a Participant’s Stock Unit Account under Article VI of the Plan, each of which represents the right to receive one Share upon settlement of the Stock Unit Account.

II.16        “Stock Unit Account” means the bookkeeping account established by the Company pursuant to Section VI.5.

II.17        “Termination of Service,” and references to a Nonemployee Director’s termination as a Director (including separation from service and other similar references), means termination of service as a Director for any reason, subject to the following:

(i)            The Director relationship or employment relationship will be deemed to have ended at the time the Nonemployee Director and the Company reasonably anticipate that a level of bona fide services the Nonemployee Director would perform for the Company and, if applicable, the Affiliates after such date would permanently decrease to no more than 20% of the average level of bona fide services performed over the immediately preceding 36 month period (or the full period of service to the Company and the Affiliates if the Nonemployee Director has performed services for the Company and the Affiliates for less than 36 months).  In the absence of an expectation that the Nonemployee Director will perform at the above-described level, the date of termination as a Director or termination of employment will not be delayed solely by reason of the Nonemployee Director continuing to be on the Company’s and the Affiliates’ payroll after such date.

(ii)           The Director relationship or employment relationship will be treated as continuing intact while the Nonemployee Director is on a bona fide leave of absence (determined in accordance with Treas. Reg. §409A-1(h)).

(iii)          The determination of a Nonemployee Director’s termination as a Director or termination of employment by reason of a sale of assets, sale of stock, spin-off, or other similar transaction of the Company or an Affiliate will be made in accordance with Treas. Reg. §1.409A-1(h).

(iv)          If a Nonemployee Director performs services both as an employee of the Company or an Affiliate, and a member of the Board of the Company or an Affiliate, the determination of whether termination of employment or termination of service as a Director shall be made in accordance with Treas. Reg. §1.409A-1(h)(5) (relating to dual status service providers).

(v)           For purposes of this Section II.17, the term “Affiliates” means all persons with whom the Company is considered to be a single employer under Code section 414(b) and all persons with whom the Company would be considered a single employer under Code section 414(c) thereof.

ARTICLE III

SHARES AVAILABLE UNDER THE PLAN

Subject to adjustment as provided in Article X, and except as otherwise provided in this Article III, the maximum number of Shares that may be distributed in settlement of Stock Unit Accounts under the Plan shall be 50,000. Such Shares may include authorized but unissued Shares, Treasury Shares or Shares that have been reacquired by the Company.  Shares to be distributed in settlement of Stock Unit Accounts under the Plan may be Shares issued pursuant to Section 5.5 of the United Stationers Inc. 2004 Long-Term Incentive Plan, and any such Shares so distributed shall not count against the 50,000 share limit provided above.

ARTICLE IV

ADMINISTRATION

The Plan shall be administered by the Board or such other committee as may be designated by the Board. The Committee shall have the authority to make all determinations it deems necessary or advisable for administering the Plan, subject to the express provisions of the Plan. Notwithstanding the foregoing, no Director who is a Participant under the Plan shall participate in any determination relating solely or primarily to his or her own Shares, Stock Units or Stock Unit Account.

ARTICLE V

ELIGIBILITY

Each person who is a Nonemployee Director on a Deferral Date shall be eligible to defer Fees payable on such date in accordance with Article VI of the Plan. If any Nonemployee Director subsequently becomes an employee of the Company or any of its subsidiaries, but does not incur a Termination of Service, such Director shall continue as a Participant with respect to Fees previously deferred, but shall cease eligibility with respect to all future Fees, if any, earned while an employee.

ARTICLE VI

DEFERRAL ELECTIONS IN LIEU OF CASH PAYMENTS

VI.1         General Rule.  Each Nonemployee Director may, in lieu of receipt of Fees, defer any or all of such Fees in accordance with this Article VI, provided that such Nonemployee Director is eligible under Article V of the Plan to defer such Fees at the date any such Fees are otherwise payable. A Director may elect to defer a percentage (of not less than 50% and in 5% increments up to 100%) of his or her Fees.

VI.2         Timing of Election.  A Nonemployee Director may make a Deferral Election within 30 days after the date he first becomes eligible to participate in the Plan. A Nonemployee Director who does not make a Deferral Election when first eligible to do so may make a Deferral Election at any time before the first day of any subsequent calendar year.  For the period commencing on the Effective Date, the Nonemployee Director must make the election or reelect to defer amounts under the Plan before the Effective Date.

VI.3         Effect and Duration of Election.  A Deferral Election shall apply to services performed and Fees payable after the date such election is made and shall be deemed to be continuing and applicable to all services performed and Fees payable in subsequent calendar years, unless the Participant revokes or modifies such election by filing a new election form before the first day of any subsequent calendar year, effective for all services performed and Fees payable on and after the first day of such calendar year.

VI.4         Form of Election.  A Deferral Election shall be made in a manner satisfactory to the Committee. Generally, a Deferral Election shall be made by completing and filing the specified election form with the Secretary or his or her designee within the period described in Section VI.2 or Section VI.3.

VI.5         Establishment of Stock Unit Account.  The Company shall establish a Stock Unit Account for each Participant. All Fees deferred pursuant to this Article VI shall be credited to the Participant’s Stock Unit Account as of the Deferral Date and converted to Stock Units. The number of Stock Units credited to a Participant’s Stock Unit Account as of a Deferral Date shall equal the amount of the deferred Fees divided by the Fair Market Value of a Share on such Deferral Date, with fractional units calculated to three decimal places. Fractional Stock Units shall be credited cumulatively, but any fractional Stock Unit in a Participant’s Stock Unit

Account at the time of a distribution under Article VII shall be converted into cash equal to the Fair Market Value of a corresponding fractional Share on the date of distribution.

VI.6         Crediting of Dividend Equivalents.  As of each dividend payment date with respect to Shares, each Participant shall have credited to his or her Stock Unit Account a dollar amount equal to the amount of cash dividends that would have been paid on the number of Shares equal to the number of Stock Units credited to the Participant’s Stock Unit Account as of the close of business on the record date for such dividend. Such dollar amount shall then be converted into a number of Stock Units equal to the number of whole and fractional Shares that could have been purchased with such dollar amount at Fair Market Value on the dividend payment date.

ARTICLE VII

SETTLEMENT OF STOCK UNITS

VII.1        Timing and Form of Payment.  Subject to the provisions of Sections VII.2 and VII.4 the following provisions of this Section VII.1, and the other terms and conditions of the Plan, payment of a Participant’s Stock Unit Account balance, shall be made (or shall begin to be distributed) to the Participant as of the permitted payment dates described in (i) below and in a permitted payment form as set forth in (ii) below, each as elected by the Participant in his first Deferral Election under the Plan (or, with respect to any Nonemployee Director who was a Participant in the Plan immediately prior to the Effective Date, as elected in the Deferral Election on file with respect to the Participant on December 31, 2008).  A Participant’s election of a payment time and form shall apply with respect to his or her entire Stock Unit Account.

(i)            A Participant shall receive or begin receiving a distribution of his or her Stock Unit Account in the manner described in (ii) on the first day of the first calendar quarter immediately following the date on which the Participant incurs a Termination of Service, and if the Participant has made an election to receive payment in annual installments, each subsequent installment shall be paid on January 1 of each calendar year thereafter commencing with the calendar year immediately following the calendar year in which the first installment was paid.

(ii)           A Participant’s first Deferral Election filed under Article VI (or, with respect to any Nonemployee Director who was a Participant in the Plan immediately prior to the Effective Date, the Deferral Election on file with respect to the Participant on December 31, 2008) shall specify whether the Participant’s Stock Unit Account is to be settled by delivering to the Participant the number of Shares equal to the number of whole Stock Units then credited to the Participant’s Stock Unit Account, in either (A) a lump sum, or (B) a series of annual installments over a period not to exceed 5 years.  With respect to annual installment payments, the amount of each installment paid under this Section VII.1 will equal the result of dividing the Participant’s Stock Unit Account by the number of installments remaining immediately before the payment. Any fractional Stock Unit credited to a Participant’s Stock Unit Account at the time of a distribution shall be paid in cash at the time of such distribution. If a Participant fails to elect a payment form, payment shall be made in a lump sum.

VII.2        Payment Upon Death of a Participant. If a Participant dies before the entire balance of his or her Stock Unit Account has been distributed, the balance of the Participant’s Stock Unit Account shall be paid in cash, in a lump sum, as soon as administratively feasible (but not more than 30 days) after the Participant’s death, to the beneficiary designated by the Participant under Article IX.

VII.3        Continuation of Dividend Equivalents.  If payment of Stock Units is made in annual installments pursuant to Section VII.1, the Participant’s Stock Unit Account shall continue to be credited with dividend equivalents as provided in Section VI.6 until the entire balance of the Participant’s Stock Unit Account has been distributed.

VII.4        Special 409A Rules.  Notwithstanding any other provision of the Plan to the contrary, if any payment hereunder is subject to section 409A of the Code, if such payment is to be paid on account of the Participant’s Termination of Service and if the Participant is then a specified employee (within the meaning of section 409A(a)(2)(B) of the Code), such payment shall be delayed until the first day of the seventh month following the Participant’s separation from service (or, if later, the date on which such payment is otherwise to be paid under the Plan).  Any payment which is to be made as of the first day of the seventh month following separation from service shall be made no later than 30 days after such date.  In all cases, whether a Participant has incurred a Termination of Service or other separation from service for purposes of the Plan shall be determined in accordance with the requirements of section 409A of the Code relating to separations from service by applying the applicable default provisions.

ARTICLE VIII

UNFUNDED STATUS

VIII.1      General.  The interest of each Participant in any Fees deferred under the Plan (and any Stock Units or Stock Unit Account relating thereto) shall be that of a general creditor of the Company. Stock Unit Accounts, and Stock Units credited thereto, shall at all times be maintained by the Company as bookkeeping entries evidencing unfunded and unsecured general obligations of the Company. Except as provided in Section VIII.2, no money or other assets shall be set aside for any Participant.

VIII.2      Trust.  To the extent determined by the Board, the Company may transfer funds necessary to fund all or part of the payments under the Plan to a trust; provided, the assets held in such trust shall remain at all times subject to the claims of the general creditors of the Company. No participant or beneficiary shall have any interest in the assets held in such trust or in the general assets of the Company other than as a general, unsecured creditor. Accordingly, the Company shall not grant a security interest in the assets held by the trust in favor of any Participant, beneficiary or creditor.

ARTICLE IX

DESIGNATION OF BENEFICIARY

Each Participant may designate, on a form provided by the Committee, one or more beneficiaries to receive payment of the Participant’s Stock Unit Account in the event of such Participants death. The Company may rely upon the beneficiary designation list filed with the Committee, provided that such form was executed by the Participant or his or her legal representative and filed with the Committee prior to the Participant’s death. If a Participant has not designated a beneficiary, or if the designated beneficiary is not surviving when a payment is to be made to such person under the Plan, the beneficiary with respect to such payment shall be the Participant’s surviving spouse, or if there is no surviving spouse, the Participant’s estate.

ARTICLE X

ADJUSTMENT PROVISIONS

In the event any recapitalization, reorganization, merger, consolidation, spin-off combination, repurchase, exchange of Shares or other securities of the Company, stock split or reverse split, or similar corporate transaction or event affects Shares such that an adjustment is determined by the Board or Committee to be appropriate to prevent dilution or enlargement of Participants’ rights under the Plan, then the Board or Committee shall, in a manner that is proportionate to the change to the Shares and is otherwise equitable, adjust the number or kind of Shares to be delivered upon settlement of Stock Unit Accounts under Article VII.

ARTICLE XI

GENERAL PROVISIONS

XI.1         No Stockholder Rights Conferred.  Nothing contained in the Plan will confer upon any Participant or beneficiary any rights of a Stockholder of the Company, unless and until Shares are in fact issued or transferred to such Participant or beneficiary in accordance with Article VII.

XI.2         Changes to The Plan.  The Board may amend, alter, suspend, discontinue, extend, or terminate the Plan, subject to the requirements of section 409A of the Code, without the consent of Stockholders or Participants; provided, no action taken without the consent of an affected Participant may materially impair the rights of such Participant with respect to any Stock Units credited to his or her Stock Unit Account at the time of such change or termination.

XI.3         Compliance With Laws and Obligations.  The Company will not be obligated to issue or deliver Shares in connection with the Plan in a transaction subject to the registration requirements of the Securities Act of 1933, as amended, or any other federal or state securities law, any requirement under any listing agreement between the Company and any national securities exchange or automated quotation system or any other laws, regulations, or contractual obligations of the Company, until the Company is satisfied that such laws, regulations and other obligations of the Company have been complied with in full. Certificates representing Shares delivered under the Plan will be subject to such restrictions as may be applicable under such laws, regulations and other obligations of the Company.

XI.4         Limitations on Transferability.  Stock Units and any other right under the Plan will not be transferable by descent and distribution (or to a designated beneficiary in the event of a Participant’s death), Stock Units and other rights under the Plan may not be pledged, mortgaged, hypothecated or otherwise encumbered, and shall not be subject to the claims of creditors of any Participant.

XI.5         Governing Law.  The validity, construction and effect of the Plan and any agreement hereunder will be determined in accordance with (i) the Delaware General Corporation Law, and (ii) to the extent applicable, other laws (including those governing contracts) of the State of Illinois.

XI.6         Plan Termination.  Unless earlier terminated by action of the Board, which termination shall be subject to the requirements of section 409A of the Code, the Plan will remain in effect until such time as no Shares remain available for delivery under the Plan and the Company has no further rights or obligations under the Plan.